Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

WisdomTree Investments, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	16,000,000	$5.14	$82,240,000	0.0000927	$7,623.65

Total Offering Amounts					$82,240,000		$7,623.65

Total Fee Offsets							$—

Net Fees Due							$7,623.65

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”) of WisdomTree Investments, Inc. (the “Registrant”) that become issuable under the Registrant’s 2022 Equity Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on the average of the high and low sales prices of the Registrant’s Common Stock as reported on The NASDAQ Global Select Market on July 19, 2022.